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Exhibit 10.48

VERTEX PHARMACEUTICALS INCORPORATED 130 WAVERLY STREET • CAMBRIDGE, MA 02139-4242 TEL. 617.444.6100 • FAX 617.444-6483 http://www.vrtx.com
February 11, 2008

Lisa Kelly-Croswell
40 Wyman Road
Lexington, MA 02420

Re:    Amendment to Change of Control Agreement

Dear Lisa:

        The Change of Control Agreement dated as of July 12, 2007 between you and Vertex Pharmaceuticals Incorporated (the "Agreement") hereby is amended, effective on the date hereof, as follows:

A.
Delete Section I.7 in its entirety.

B.
Delete Section II in its entirety and substitute the following therefor:

II.
Severance Benefits upon Change of Control.    If:

(A)
your employment is terminated by the Company (except for termination for Cause or due to a Disability) and the Termination Date is within 90 days prior to a Change of Control or within 12 months after a Change of Control; or

(B)
you, of your own initiative, (i) terminate your employment for Good Reason and (ii) provide notice of termination within 30 days after the event that constitutes Good Reason and the event giving rise to the notice occurs within 90 days prior to a Change of Control or within 12 months after a Change of Control;

then, in exchange for a general release by you of all claims against the Company, its subsidiaries, and its and their officers, directors and representatives, in a form satisfactory to the Company, you shall receive the following benefits:

  1.
  Severance Payment.    The Company shall make a cash payment (the "Severance Payment") to you in an amount equal to:

  (a)
  your annual base salary (provided, however, that if you terminate your employment for Good Reason based on a reduction in your annual base salary, then the annual base salary to be used in calculating the Severance Payment shall be your annual base salary in effect immediately prior to such reduction in annual base salary) plus your target bonus under any bonus program applicable to you for the year in which the Termination Date occurs; plus

  (b)
  a pro rata portion of your target bonus for the portion of the year in which the Termination Date occurs under any bonus program applicable to you; plus

  (c)
  all cash incentive compensation awards earned by you but not paid prior to the Termination Date; provided that, if a fiscal year has been completed and the incentive award for such fiscal year has not been determined, the incentive compensation for such completed fiscal year shall equal the target bonus for such fiscal year.

      Except with respect to any portion of the Severance Payment that is delayed as set forth in this paragraph, the Severance Payment shall be made in cash within ten days after the execution by you of the general release referred to above and expiration without revocation of any applicable revocation periods under such general release (or, if the Change of Control resulting in your becoming entitled to such benefits occurs after such execution and expiration, within ten days after the Change of Control). The Severance Payment shall be divided into two portions, consisting of a portion that does not constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and a portion, if any, that does constitute nonqualified deferred compensation. If you are a "specified employee" as defined in Section 409A(a)(2)(B)(i) of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation payable upon a "separation from service" under Section 409A(a)(2)(A)(i) of the Code will be delayed until the first business day that is more than six months after your Termination Date. The determination of whether, and the extent to which, any of the payments to be made to you hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions, including those set forth under Treasury Reg. § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Reg. §1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the Termination Date occurs. To the extent that the termination of your employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment is terminated), the payment of any non-qualified deferred compensation will be further delayed until the first business day that is more than six months after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code.

      2.
      Accelerated Vesting.

      (a)
      Stock options for the purchase of the Company's securities held by you as of the Termination Date and not then exercisable shall immediately become exercisable in full. The options to which this accelerated vesting applies shall remain exercisable until the earlier of (a) the end of the 90-day period immediately following the later of (i) the Termination Date or (ii) the date of the Change of Control and (b) the date the stock option(s) would otherwise expire; and

      (b)
      the Company's lapsing repurchase right with respect to shares of restricted stock held by you shall lapse in full (subject to your making satisfactory arrangements with the Company providing for the payment to the Company of all required withholding taxes).

      Notwithstanding anything to the contrary in this Agreement, the terms of any option agreement or restricted stock agreement shall govern the acceleration, if any, of vesting or lapsing of the Company's repurchase rights and period of exercisability of such awards, as applicable, except to the extent that the terms of this agreement are more favorable to you.

      3.
      Continued Insurance Coverage.    If COBRA coverage is elected by you, the Company shall pay the cost of COBRA continuation premiums on your behalf to continue standard medical, dental and life insurance coverage for you (or the cash equivalent of same if you are ineligible for continued coverage) for a period of 18 months from the Termination Date.

      4.
      No Mitigation.    You shall not be required to mitigate the amount of the Severance Payment or any other benefit provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by you as the result of other employment, by retirement benefits, or be offset against any amount claimed to be owed by you to the Company or otherwise (except for any required withholding taxes); provided, that if the Company makes any other severance payments to you under any other program or agreement, such amounts shall be offset against the payments the Company is obligated to make pursuant to this Agreement.

As so amended, the Agreement shall remain in full force and effect. If you agree to the foregoing amendment, please so indicate by signing and returning the enclosed copy of this letter.

VERTEX PHARMACEUTICALS INCORPORATED
By:
/s/ JOSHUA S. BOGER Joshua S. Boger President and Chief Executive Officer
Accepted and Agreed:
/s/ LISA KELLY-CROSWELL Lisa Kelly-Croswell

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  Exhibit 10.48